Exhibit 99.2
F.N.B. Corporation Names Vincent J. Calabrese as Chief Financial Officer
Hermitage, PA — June 18, 2009 — F.N.B. Corporation (NYSE: FNB), today announced the promotion of Vincent J. Calabrese to Chief Financial Officer of F.N.B. Corporation. Calabrese brings over 21 years of experience in the financial industry. He joined F.N.B. Corporation in March 2007 as Senior Vice President, Corporate Controller and Principal Accounting Officer.
Calabrese will be responsible for developing and administering the bank’s corporate financial strategies in addition to oversight of accounting management, external financial reporting, internal planning, reporting and analysis, as well as the Treasury function. Calabrese will report to Brian F. Lilly who currently serves as Executive Vice President and Chief Operating Officer of F.N.B. Corporation.
“Vince’s strong technical accounting knowledge, years of financial management expertise and cultural fit will make him a key contributor to our future success,” said Lilly. “He brings an exemplary combination of business judgment and professional skills which enhance his counsel and credibility within the financial community.”
Prior to joining F.N.B. Corporation, Calabrese was Senior Vice President and Controller at People’s Bank in Bridgeport, Connecticut and was a Supervising Senior Auditor for KPMG Peat Marwick in Stamford, Connecticut. A Certified Public Accountant, Calabrese earned a Bachelor of Science in Accounting from the University of Bridgeport (CT), and a Master of Business Administration from the University of Connecticut.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.5 billion as of March 31, 2009. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Tennessee and Florida. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
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Analyst/Institutional Investor Contact:
Frank Milano 203-682-8343
frank.milano@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)
reel@fnb-corp.com